Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

The ExOne Company Reports Fourth Quarter 2020 Results

•	Fourth quarter revenue of $17.4 million supported full-year revenue growth of 11%
•	Record year-end backlog of $39.4 million increased 27% year-on-year and provides runway for 15% to 25% revenue growth expected for 2021
•	Total liquidity increased to $59.7 million at December 31, 2020; subsequently enhanced by common stock sale of approximately $100 million in February 2021

NORTH HUNTINGDON, PA, March 11, 2021 – The ExOne Company (Nasdaq: XONE) (“ExOne” or the “Company”), the global leader in industrial sand and metal 3D printers using binder jetting technology, today reported financial results for the fourth quarter ended December 31, 2020.

“We are pleased to have achieved top-line growth in excess of 20% in the second half of 2020, driven by higher unit sales of our industrial 3D printers. This performance reflects growing interest in our technology, the competitive strength of our solutions, as well as the execution of our global team,” said John Hartner, ExOne’s CEO.

Hartner added “our team has spent the past year focused on entering 2021 stronger than before, from a technology, product, strategy, and liquidity point of view. Our unique Production Adoption Model continues to engage major manufacturers, who appreciate the program we’ve developed to ensure their move to high-volume binder jetting delivers the highest quality metal products, while the launch of our new X1 Metal Designlab™ bound metal printer and partnership with Rapidia is expanding our customer reach. Now, with an enhanced liquidity position, we intend to increase our investments in initiatives that will accelerate our growth.  In fact, ExOne intends to expand its longtime binder jetting leadership into the broader metal 3D printing category where we see specific organic and inorganic opportunities to reshape the market.”

Q4 2020 Revenue Summary

	Three Months Ended					Year Ended
(in thousands)	December 31,					December 31,
Revenue by Product Line	2020		2019		% Change	2020		2019		% Change
3D Printing Machines	$9,767	56%	$10,700	61%	(9%)	$31,470	53%	$27,232	51%	16%
3D Printed and Other Products, Materials and Services	7,605	44%	6,834	39%	11%	27,783	47%	26,044	49%	7%
Total Revenue	$17,372	100%	$17,534	100%	(1%)	$59,253	100%	$53,276	100%	11%

Q4 2020 Financial Results Summary

The following summarizes ExOne’s financial results for the fourth quarter ended December 31, 2020:

•

Revenue was $17.4 million, compared to $17.5 million in the fourth quarter of 2019. Despite an increase in unit volume sales, the decrease in revenue was driven by a 9% decline in revenue from 3D printing machines as a result of the mix of machines sold (higher average selling price sand systems decreased from 11 units in Q4 2019 to five units in Q4 2020 while lower average selling price metal systems increased from three units in Q4 2019 to 13 units in Q4 2020). The decrease in 3D printing machine revenue was offset by an increase in recurring revenue (3D printed and other products, materials and services) of 11% compared to the year-ago period, led by an increase in revenue from funded research and development services, largely in support of future production metal equipment sale opportunities, as well as materials and aftermarket revenue associated with the Company’s global installed base of printers. Those gains were offset by a decline in sand printing services revenue due to a continued decline in demand as a result of COVID-19. Revenue for both product groups continued to be impacted by COVID-19, including disruptions to domestic and international shipping and travel, in addition to negative macroeconomic effects.

•

Gross margin was 22.2%, compared to 38.6% in the fourth quarter of 2019. The decrease was primarily due to low contribution margin on various system sales, including the X1 25Pro following its initial market introduction as well as unfavorable product warranty experience and other operating inefficiencies and challenges driven by the COVID-19 operating environment.

•

Research and development expenses were $2.0 million, compared to $2.5 million in the fourth quarter of 2019. The decrease was primarily due to cost saving measures and other cost reductions associated with COVID-19 and lower machine development spending. Investments remain focused on the further development of binder jetting technology, including the X1 160ProTM production metal 3D printing system and the recently announced InnoventPro advanced entry-level metal 3D printing system.

•

Selling, general and administrative expenses were $5.5 million, compared to $5.7 million for the fourth quarter of 2019. This decrease was driven by a combination of factors including lower travel, trade show, consulting and employee-related expenses, offset by higher external commissions expense.

•	Net loss was $4.0 million, or $0.21 per fully diluted share, compared with a net loss of $2.0 million, or $0.12 per fully diluted share, in the fourth quarter of 2019.

•

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure, was a loss of $2.4 million, compared with a break-even result in the fourth quarter of 2019. Refer to the attached table captioned “Adjusted EBITDA Reconciliation” and the section below titled “Non-GAAP Financial Measure” for important disclosures regarding the Company’s definition and use of Adjusted EBITDA as well as a reconciliation of net loss (the most directly comparable measure under accounting principles generally accepted in the United States (“GAAP”)) to Adjusted EBITDA. ExOne management believes that, when used in conjunction with other measures prepared in accordance with GAAP, Adjusted EBITDA assists in the understanding of its financial results.

•

Cash, cash equivalents and restricted cash as of December 31, 2020 increased to $50.2 million, from $39.9 million at September 30, 2020 and $6.2 million at December 31, 2019. The sequential increase was driven by cash inflows from financing activities of $11.7 million, including $11.6 million in net proceeds from the sale of common stock in “at-the-market” offerings. These inflows were offset by cash outflows from operations of $1.2 million mostly due to the widening net loss, net of noncash items for the period, offset by an increase in cash inflows from customers based on timing of payments.

•

Total liquidity, which includes unrestricted cash and cash equivalents and availability under the Company’s related party revolving credit facility, increased to $59.7 million at December 31, 2020, compared to $49.4 million at September 30, 2020 and $20.3 million at December 31, 2019. There were no borrowings outstanding under the Company’s $10.0 million related party revolving credit facility at December 31, 2020.

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Liquidity Update

On February 12, 2021, the Company completed an underwritten public offering of its common stock resulting in net proceeds to the Company after commissions and expenses of approximately $95.0 million intended for use as working capital and for general corporate purposes, including strategic investments. Prior to completion of its underwritten public offering of common stock, the Company came to agreement for the termination of its equity distribution agreement associated with “at-the-market” offerings of its common stock on February 9, 2021. Following completion of its underwritten public offering of common stock, on March 5, 2021, the Company elected to terminate its $10.0 million related party revolving credit facility.

Outlook

ExOne CEO John Hartner commented, “With a record year-end backlog, strong interest in our core binder jetting technology, and expansion into new product areas like bound metal and sintering furnaces, we remain optimistic about our future. While there are still some headwinds as a result of COVID-19, which continues to influence the timing of our customers’ capital spending and is causing operational disruption and compressed margins in the mid-term, our backlog growth, refreshed product portfolio, and enhanced liquidity supports our projected 15% to 25% revenue growth in 2021.”

Webcast and Conference Call

ExOne will host a conference call and live webcast on Friday, March 12, 2021 at 8:30 a.m. Eastern Time. During the conference call and webcast, management will review the financial and operating results for the fourth quarter of 2020, along with ExOne’s corporate strategies and outlook. A question-and-answer session will follow. The teleconference can be accessed by calling (877) 407-9039 or, for international callers, (201) 689-8470. The webcast can be accessed on the Company’s website at www.investor.exone.com.

A telephonic replay of the conference call will be available from 11:30 a.m. ET on the day of the teleconference through Friday, March 19, 2021. To listen to a replay of the call, dial (844) 512-2921 or, for international callers, (412) 317-6671, and enter the conference ID number 13716146, or access the webcast replay via the Company’s website, where a transcript will also be posted once available.

Non-GAAP Financial Measure

This press release includes a non-GAAP financial measure that is not prepared in accordance with, nor as an alternative to, GAAP. In addition, this non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to a similarly titled measure presented by other companies.

The table captioned “Adjusted EBITDA Reconciliation” in this press release provides a reconciliation of net loss (the most directly comparable GAAP measure) to Adjusted EBITDA.

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net income (loss) (as calculated under accounting principles generally accepted in the United States (“GAAP”)) plus interest expense, provision (benefit) for income taxes, depreciation, equity-based compensation, gain from sale-leaseback of property and equipment and other expense (income) – net. Use of Adjusted EBITDA, as defined under SEC rules, is intended as a supplemental measure of ExOne’s performance that is not required by, or presented in accordance with, GAAP. The presentation of Adjusted EBITDA is not intended to be a substitute for, and should not be considered in isolation from, net loss reported in accordance with GAAP. The Company’s presentation of Adjusted EBITDA

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should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes that Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne’s financial results. Although Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne’s performance with the performance of other companies that report Adjusted EBITDA.

About ExOne

ExOne is the pioneer and global leader in binder jet 3D printing technology. Since 1995, we’ve been on a mission to deliver powerful 3D printers that solve our customers’ toughest problems and enable world-changing innovations. Our 3D printing systems quickly transform powder materials — including metals, ceramics, composites and sand — into precision parts, metalcasting molds and cores, and innovative tooling solutions. Industrial customers use our technology to save time and money, reduce waste, increase their manufacturing flexibility, and deliver designs and products that were once impossible. As home to the world’s leading team of binder jetting experts, ExOne also provides specialized 3D printing services, including on-demand production of mission-critical parts, as well as engineering and design consulting. Learn more about ExOne at www.exone.com or on Twitter at @ExOneCo.

Safe Harbor Regarding Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the Company’s future financial or business performance, strategies, or expectations. Forward-looking statements typically are identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” as well as similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could” and “may.”

The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K, the following factors, among others, could cause results to differ materially from forward-looking statements or historical performance: the severity and duration of world health events, including the recent COVID-19 outbreak and the related economic repercussions and operational challenges; the Company’s ability to consistently generate operating profits; fluctuations in the Company’s revenues and operating results; the Company’s competitive environment and its competitive position; ExOne’s ability to enhance its current 3D printing machines and technology and to develop and introduce new 3D printing machines; the Company’s ability to qualify more industrial materials in which it can print; demand for ExOne’s products; the availability of skilled personnel; the impact of loss of key management; the impact of customer specific terms in machine sale agreements in determining the period in which the Company recognizes revenue; risks related to global operations including effects of foreign currency and COVID-19; dependency on certain critical suppliers; nature or impact of alliances and strategic investments; reliance on critical information technology systems; the effect of litigation, contingencies and warranty claims; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance

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coverage; the impact of disruption of the Company’s manufacturing facilities or ExOne Adoption Centers; the adequacy of ExOne’s protection of its intellectual property; expectations regarding demand for the Company’s industrial products, and other matters with regard to outlook; and other factors beyond our control, including the impact of COVID-19.

These and other important factors, including those discussed under Item 1A, “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, may cause the Company’s actual results of operations to differ materially from any future results of operations expressed or implied by the forward-looking statements contained therein. Before making a decision to purchase ExOne common stock, you should carefully consider all of the factors identified in its Annual Report on Form 10-K that could cause actual results to differ from these forward-looking statements.

For more information, contact:

Doug Zemba	Monica Gould
Chief Financial Officer and Treasurer	Investor Relations
(724) 765-1331	(212) 871-3927
douglas.zemba@exone.com	investor.relations@exone.com

FINANCIAL TABLES FOLLOW.

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The ExOne Company

Condensed Statement of Consolidated Operations and Comprehensive Loss (Unaudited)

(in thousands, except per-share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$17,372	$17,534	$59,253	$53,276
Cost of sales	13,508	10,768	44,771	35,848
Gross profit	3,864	6,766	14,482	17,428
Operating expenses
Research and development	1,987	2,485	8,845	9,884
Selling, general and administrative	5,477	5,676	20,953	22,592
Gain from sale-leaseback of property and equipment	—	—	(1,462)	—
	7,464	8,161	28,336	32,476
Loss from operations	(3,600)	(1,395)	(13,854)	(15,048)
Other expense
Interest expense	68	116	239	343
Other expense ̶ net	312	176	631	111
	380	292	870	454
Loss before income taxes	(3,980)	(1,687)	(14,724)	(15,502)
Provision (benefit) for income taxes	—	279	200	(407)
Net loss	$(3,980)	$(1,966)	$(14,924)	$(15,095)
Net loss per common share:
Basic	$(0.21)	$(0.12)	$(0.86)	$(0.93)
Diluted	$(0.21)	$(0.12)	$(0.86)	$(0.93)
Comprehensive loss:
Net loss	$(3,980)	$(1,966)	$(14,924)	$(15,095)
Other comprehensive income (loss):
Foreign currency translation adjustments	957	845	1,345	(735)
Comprehensive loss	$(3,023)	$(1,121)	$(13,579)	$(15,830)

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The ExOne Company

Condensed Consolidated Balance Sheet (Unaudited)

(in thousands, except per-share and share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$49,668	$5,265
Restricted cash	508	978
Accounts receivable ̶ net	5,225	6,522
Current portion of net investment in sales-type leases ̶ net	229	213
Inventories ̶ net	20,562	19,770
Prepaid expenses and other current assets	4,451	2,182
Total current assets	80,643	34,930
Property and equipment ̶ net	21,300	38,895
Operating lease right-of-use assets	4,043	432
Net investment in sales-type leases ̶ net of current portion ̶ net	509	738
Other noncurrent assets	794	371
Total assets	$107,289	$75,366
Liabilities
Current liabilities:
Current portion of long-term debt	$1,622	$153
Current portion of operating lease liabilities	1,958	158
Accounts payable	4,501	5,818
Accrued expenses and other current liabilities	4,978	6,942
Current portion of contract liabilities	13,586	11,846
Total current liabilities	26,645	24,917
Long-term debt ̶ net of current portion	1,783	1,211
Operating lease liabilities ̶ net of current portion	2,085	274
Contract liabilities ̶ net of current portion	159	286
Other noncurrent liabilities	314	96
Total liabilities	30,986	26,784
Contingencies and commitments
Stockholders' equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 20,009,157 (2020) and 16,346,960 (2019) shares issued and outstanding	200	163
Additional paid-in capital	218,113	176,850
Accumulated deficit	(131,872)	(116,948)
Accumulated other comprehensive loss	(10,138)	(11,483)
Total stockholders' equity	76,303	48,582
Total liabilities and stockholders' equity	$107,289	$75,366

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The ExOne Company

Condensed Statement of Consolidated Cash Flows (Unaudited)

(in thousands)

	Year Ended
	December 31,
	2020	2019
Operating activities
Net loss	$(14,924)	$(15,095)
Adjustments to reconcile net loss to net cash used for operations:
Depreciation	3,775	4,581
Equity-based compensation	1,225	1,416
Amortization of debt issuance costs	49	93
Provision for bad debts ̶ net	23	279
Provision for slow-moving, obsolete and lower of cost or net realizable value inventories ̶ net	423	292
Foreign exchange losses on intercompany transactions ̶ net	566	63
Gain from sale-leaseback of property and equipment	(1,462)	—
Loss (gain) from disposal of property and equipment ̶ net	7	(147)
Deferred income taxes	195	(199)
Changes in assets and liabilities, excluding effects of foreign currency translation adjustments:
Decrease in accounts receivable	1,464	2
Decrease in net investment in sales-type leases	213	269
Increase in inventories	(2,236)	(5,713)
Increase in prepaid expenses and other assets	(2,247)	(632)
(Decrease) increase in accounts payable	(1,679)	1,514
Decrease in accrued expenses and other liabilities	(2)	(1,308)
Increase in contract liabilities	774	9,281
Net cash used for operating activities	(13,836)	(5,304)
Investing activities
Capital expenditures	(1,231)	(666)
Proceeds from sale of property and equipment	16,229	3,186
Net cash provided by investing activities	14,998	2,520
Financing activities
Proceeds from borrowings on long-term debt	2,194	—
Payments on long-term debt	(158)	(149)
Proceeds from related party revolving credit facility	—	4,000
Payments on related party revolving credit facility	—	(4,000)
Proceeds from at-the-market offerings of common stock, net of issuance costs	39,340	—
Taxes related to the net share settlement of equity-based awards	(28)	(68)
Proceeds from exercise of employee stock options	934	289
Other	(69)	(13)
Net cash provided by financing activities	42,213	59
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	558	(172)
Net change in cash, cash equivalents, and restricted cash	43,933	(2,897)
Cash, cash equivalents, and restricted cash at beginning of period	6,243	9,140
Cash, cash equivalents, and restricted cash at end of period	$50,176	$6,243

Supplemental disclosure of cash flow information
Cash paid for interest	$167	$222
Cash paid for income taxes	$516	$199
Supplemental disclosure of noncash investing and financing activities
Transfer of internally developed 3D printing machines from inventories to property and equipment for internal use or leasing activities	$3,524	$2,572
Transfer of internally developed 3D printing machines from property and equipment to inventories for sale	$1,650	$1,206
Property and equipment included in accounts payable	$65	$71
At-the-market offering issuance costs included in accounts payable	$171	$—

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The ExOne Company

Adjusted EBITDA Reconciliation (Unaudited)

(in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net loss	$(4.0)	$(2.0)	$(14.9)	$(15.1)
Interest expense	0.0	0.1	0.2	0.3
Provision (benefit) for income taxes	0.0	0.3	0.2	(0.4)
Depreciation	0.9	1.1	3.8	4.6
Equity-based compensation	0.4	0.3	1.2	1.4
Gain from sale-leaseback of property and equipment	0.0	0.0	(1.5)	0.0
Other expense ̶ net	0.3	0.2	0.6	0.1
Adjusted EBITDA	$(2.4)	$0.0	$(10.4)	$(9.1)

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